Exhibit 99.1

Bio-Path Holdings Added to Russell Global, Russell 3000® and Russell Microcap® Indexes

HOUSTON, TX, June 30, 2014 – Bio-Path Holdings, Inc., (NASDAQ:BPTH) (“Bio-Path”), a biotechnology company developing a liposomal delivery technology for nucleic acid cancer drugs, today announced that the Company’s common stock has been added to the Russell Global, Russell 3000® and Russell Microcap® Indexes. The inclusion is part of the annual reconstitution of the entire Russell family of indexes that took place on June 27, 2014, following the close of market.

“Being added to these indexes reflects the steady progress Bio-Path has made during the past year and we are pleased to be gaining additional investor visibility through our inclusion in these indexes,” said Peter Nielsen, President and Chief Executive Officer of Bio-Path Holdings.

The Russell 3000 Index covers both the Russell 2000 Index for small-cap growth stocks and the Russell 1000 Index for larger-cap companies.  The Russell Global Indexes reflect the performance of over 10,000 securities in 47 countries. The Russell Microcap Index is constructed to provide a comprehensive and unbiased barometer for the microcap segment trading on national exchanges.

Selection for inclusion in these indexes is based upon market capitalization and other market factors relating to a company and its stock.  Membership in these indexes is updated annually, and remains in place for one year.

Russell Indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies.  Approximately $5.2 trillion in assets currently are benchmarked to Russell Indexes.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing its proprietary liposomal delivery technology designed to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, Liposomal Grb-2, is in a Phase I study for blood cancers and in preclinical studies for triple negative and inflammatory breast cancers. Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.biopathholdings.com.

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Contact Information:

Peter Nielsen

President & Chief Executive Officer

832-971-6616

Rhonda Chiger (investors)

Rx Communications Group, LLC

917-322-2569

rchiger@rxir.com